EXHIBIT 99.2

ESCROW AGREEMENT

This agreement (the “Agreement”) is dated as of the 27th day of January 2015 by and between MetaSolutions, Inc. (hereinafter the “Company”) located at 34 Randall Avenue, Suite 100, Lynbrook, New York 11563 and The Krueger Group, LLP located at 7486 La Jolla Boulevard, La Jolla, California 92037 (hereinafter the “Escrow Agent”).

RECITALS

WHEREAS, Escrow Agent warrants and represents that he has read and reviewed the Company’s Form S-1 Registration Statement as initially filed simultaneously with this Escrow Agreement (“Agreement”); and

WHEREAS, based upon such review and in particular, but not limited to that portion of the Registration Statement under the caption “This Offering,” Escrow Agent agrees with the Company to abide by all terms and conditions set forth under the aforesaid heading “This Offering”. A copy of such section being annexed hereto as Exhibit “A”, and

WHEREAS, the Company is in full agreement with Escrow Agent.

NOW THEREFORE, the parties hereto agree to abide by each of the terms and conditions as set forth in the Company’s Registration Statement as same relate to the Company’s offering of securities and the maintenance of the Escrow Account and as follows:

AGREEMENT

1.

Liability of Escrow Agent. In performing any duties under this Agreement, Escrow Agent shall not be liable to the Company or any investor in the Company’s shares (each, a “Party”) for consequential damages (including, without limitation lost profits), losses, or expenses, except for gross negligence or willful misconduct on the part of Escrow Agent. Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that Escrow Agent shall in good faith believe to be genuine, nor will Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

2.

Controversies. If any controversy arises between the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions, Escrow Agent will not be required to determine the legitimacy, validity or legality of said controversy or to take any action regarding it. Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Escrow Agent's discretion, Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, Escrow Agent will not be liable for damages. Furthermore, Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by Escrow Agent due to the interpleader action and which the Parties jointly and severally agree to pay. Upon initiating such action, Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

3.

Documents Presented to Escrow Agent; Request of Additional Documents. Escrow Agent may act in reliance upon any instrument or signature believed to be genuine and may assume that any person purporting to be a Party is in fact such person, provided that Escrow Agent may request such certificates, opinions or other documents evidencing such designations as it deems reasonably necessary. If Escrow Agent reasonably requires other or further instruments in connection with this Escrow Agreement or obligations in respect hereto, the necessary Parties shall join in furnishing such instruments.

4.

Reliance on Counsel. Escrow Agent may act relative hereto upon advice of counsel in reference to any matter connected herewith and shall not be liable for any mistake of fact or error of judgment or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

5.

Complete Duties of Escrow Agent. This Agreement sets forth exclusively the duties of Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

6.

No Representations by Escrow Agent. Escrow Agent makes no representation as to the validity, value, genuineness, negotiability or collectability of any security or other document or instrument held by or delivered to it.

7.

Indemnification of Escrow Agent. Escrow Agent shall be under no obligation to institute or defend any action, suit or legal proceeding in connection herewith or to take any other action likely to involve it in expense unless first indemnified to its satisfaction. The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

8.

Expenses of Escrow Agent. In the event that the conditions of this Agreement are not promptly fulfilled, or if Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if Escrow Agent is made a Party to, or intervenes in, any litigation pertaining to this Agreement or its subject matter, Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by Escrow Agent in this escrow until such compensation, fees, costs, and expenses are paid. The Parties jointly and severally promise to pay these sums upon demand.

9.

Modification; Amendment; Law Governing. This Agreement may be modified or amended; provided, however, that no modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing signed by all the Parties hereto. This Agreement shall be construed under and governed by the laws of the State of California without reference to principles of conflicts of law.

10.

Signature Pages. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

METASOLUTIONS, INC.	THE KRUEGER GROUP, LLP
34 RANDALL AVENUE, SUITE 100	7486 LA JOLLA BOULEVARD
LYNBROOK, NEW YORK 11563	LA JOLLA, CALIFORNIA 92037

By: /s/ Peter McGoldrick	By: /s/ Blair Krueger
Peter McGoldrick, President	Blair Krueger, Managing Partner

Exhibit A

This Offering

MetaSolutions, Inc. (“MSI”) is offering, on a best-efforts self-underwritten basis, a maximum of 4,500,000 shares of its common stock at a price of $0.01 per share. There is no minimum number of shares that must be sold by MSI for this Offering to close, and MSI will retain the proceeds from the sale of any of the offered shares that are sold. This Offering is being conducted on a self-underwritten, best efforts basis, which means MSI’s founder, President, and Chief Executive Officer, Mr. McGoldrick, will attempt to sell the shares himself. This prospectus will permit MSI’s founder, President, and Chief Executive Officer to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares he may sell. Mr. McGoldrick will sell the shares himself and intends to offer them to friends, family members and business acquaintances. In offering the securities on MSI’s behalf, Mr. McGoldrick will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934 (the “Exchange Act”). The intended methods of communication include, without limitation, telephone and personal contacts.

The proceeds from the sale of the shares in this Offering will be made payable to The Krueger Group LLP – Attorney-Client Trust Account, MSI’s escrow agent. The Krueger Group LLP, acts as legal counsel for MSI and, therefore, may not be considered an independent third party. All subscription agreements and checks are irrevocable and should be delivered to The Krueger Group LLP at the address provided on the Subscription Agreement (see Exhibit 99.1).

All subscription funds will be held in a noninterest-bearing account pending the completion of this Offering. This Offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold. All subscription agreements and checks for payment of shares are irrevocable (except as to any states that require a statutory cooling-off period or provide for rescission rights).

The Company will deliver stock certificates attributable to the shares of common stock purchased directly by the purchasers within 30 days of the close of this Offering or as soon thereafter as practicable.

This Offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings (if any), or net worth.

Shares of common stock offered by us

A maximum of 4,500,000 shares. There is no minimum number of shares that must be sold by us for this Offering to close.

Use of proceeds

MSI will use the proceeds from this Offering to pay for professional fees and other general expenses. Total estimated costs of this Offering ($30,000) is less than the maximum amount of Offering proceeds ($45,000).

Termination of this Offering

This Offering will conclude when all 4,500,000 shares of common stock have been sold, or 180 days after this registration statement becomes effective with the Securities and Exchange Commission. We may at our discretion extend this Offering for an additional 180 days.

Risk factors

The purchase of our common stock involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only and currently no market for our common stock exists. Please refer to the sections entitled “Risk Factors” and “Dilution” before making an investment in this stock.

Trading market

None. While a market maker has been approached to file a Rule 211 application with the Financial Industry Regulatory Authority (“FINRA”) in order to apply for the inclusion of our common stock for quotation on the Over-the-Counter Bulletin Board (“OTCBB”), such efforts may not be successful and our shares may never be quoted and therefore owners of our common stock may not have a market in which to sell their shares. Also, no estimate may be given as to the time that this application process will require.

Even if MSI's common stock is quoted or granted a listing on a stock exchange, a market for the common shares may never develop.